Exhibit 1.6

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

S.p.A.

Company registered in the Register of Banks

Parent Bank of the SANPAOLO IMI Banking Group

Registered in the Register of Banking Groups

Registered Office: Piazza San Carlo 156, Turin, Italy

Share Capital: Euro 5,400,089,095.68 fully paid

Fiscal code, VAT number and registration number

Turin Register of companies: 06210280019

ABI code 1025-6

Member of the Interbank Deposit Guarantee Fund

CALL TO EXTRAORDINARY MEETING

The shareholders are called to an Extraordinary Meeting to be held at the Palazzo di Piazza San Carlo in Turin, entrance at street number 158, with first call on 30 November 2006 at 3:30 PM, and second call on 1 December 2006 at 3:30 PM, to discuss and resolve upon the following

Agenda:

•                                Proposal for merger by incorporation of Sanpaolo Imi S.p.A. into Banca Intesa S.p.A.; related resolutions and consequent delegation of powers.

Pursuant to art. 9 of the company’s Articles of Association, shareholders may address the Meeting if they are entitled to voting rights and if the Company has received notice of the authorized intermediary before the time the Meeting is scheduled to begin.

In order to facilitate the process of entry to the Meeting, shareholders are kindly asked to come to the Meeting with a copy of the above-mentioned notice.

In accordance with the law, documentation regarding the subjects on the agenda has been filed in the company offices and with Borsa Italiana S.p.A. and is available for consultation by the public; the agenda includes the merger plan, the reports by the Board of Directors pursuant to art. 2501, sub-section 5 of the Italian Civil Code, the expert reports pursuant to art. 2501, sub-section 6 of the Italian Civil Code, financial statements for 2003, 2004, and 2005 of the companies involved in the transaction, with the attached reports pursuant to art. 2501, sub-section 7, paragraph 1, no. 2 of the Italy Civil Code, and the financial situation pursuant to art. 2501, sub-section 4 of the Italian Civil Code.

An Informational Document about the transaction on the Meeting’s agenda, prepared in compliance with art. 70, paragraph 4 of the Regulations approved by Consob Resolution No. 11971/1999 and subsequent amendments, will be made available to the public in the same way as the above documents at least ten days prior to the date for which the Meeting is scheduled. Shareholders may obtain a copy of the above documentation.

On Behalf of the Board of Directors
The Chairman of the Board, Enrico Salza

INFORMATION FOR SHAREHOLDERS

Meeting documentation may be found on the website www.grupposanpaoloimi.com, or requested from the following contacts: fax +390115556396, +390115552989; e-mail: segreteria.societaria@sanpaoloimi.com, investor.relations@sanpaoloimi.com.

For further information, please contact the Secretary’s Office or Investor Relations (tel. +390115556093, +390115553518, from 8:30 AM to 5:00 PM). ADR Holders, please contact JPMorgan Chase Bank +1 (201) 680 6630.

Shareholders are kindly asked to arrive at the meeting before the time it is scheduled to begin in order to facilitate admission, and, consequently, permit work to begin on time.